Exhibit 99.1

China Yida Holding, Co. Enters into Definitive Merger Agreement

FUZHOU, China — March 10, 2016 — China Yida Holding, Co. (Nasdaq: CNYD) (“China Yida” or the “Company”), a tourism enterprise in China, today announced that the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with China Yida Holding Acquisition, Co., a Nevada corporation (“Acquisition”).

Subject to satisfaction of the Merger Agreement’s terms and conditions, upon consummation of the merger, the Company will be merged with and into Acquisition, the separate corporate existence of the Company shall thereupon cease and Acquisition shall continue as the surviving company of the merger (the “Merger”). Pursuant to the Merger Agreement, upon completion of the Merger, each of the Company’s shares of common stock issued and outstanding immediately prior to the effective time of the Merger (the “Shares”) will be converted into the right to receive US$3.32 in cash without interest, except for (i) Shares owned by Acquisition, any of its affiliates or the Company, and (ii) Shares to be contributed to Acquisition by Mr. Minhua Chen and Mrs. Yanling Fan, immediately prior to the effective time of the Merger pursuant to a rollover agreement, dated as of March 8, 2016, among Acquisition, Mr. Minhua Chen and Mrs. Yanling Fan ((i) and (ii) collectively, the “Excluded Shares”), which will be cancelled for no consideration and cease to exist as of the effective time of the Merger. Currently, Mr. Minhua Chen and Mrs. Yanling Fan collectively beneficially own approximately 57.84% of the Company’s outstanding shares of common stock, on a fully diluted, as converted basis and 100% of Acquisition’s outstanding shares of common stock. Mr. Chen is Chief Executive Officer, President and Chairman and Ms. Fan is Chief Operating Officer of the Company and Acquisition.

The offer of US $3.32 in cash per share represents a premium of 9.9% over the closing price of the Company’s common stock of US$3.02 per share on October 23, 2015, the last trading day prior to the Company’s announcement of its receipt of the initial “going-private” proposal of $3.17, and a premium of 72.9% over the closing price of the Company’s common stock of US$1.92 per share on March 7, 2016, the last trading day prior to the Company’s entry into the Merger Agreement.

Acquisition has or will have available to it, as of the effective time of the Merger, all funds necessary for the payment payable by it in connection with the Merger.

The Company's Board of Directors, acting upon the unanimous recommendation of a special committee of the Board of Directors comprised solely of independent and disinterested directors (the “Special Committee”), approved and adopted the Merger Agreement and has recommended that the Company's stockholders vote to approve the Merger Agreement. The Special Committee negotiated the terms of the Merger Agreement with the assistance of its financial and legal advisors.

The transaction, which is currently expected to close before the end of June 2016, is subject to the approval of the Merger Agreement by the affirmative vote of the holders of at least a majority of the issued and outstanding Shares of the Company present and voting in person or by proxy as a single class, as determined in accordance with the Articles of Incorporation of the Company.

The Company will schedule a special meeting of its stockholders (the “Special Meeting”) for the purpose of voting on the approval of the Merger Agreement. If completed, the Merger will result in the Company becoming a privately held company and its shares will no longer be listed on The NASDAQ Stock Market.

ROTH Capital Partners, LLC is serving as financial advisor to the Special Committee. Sidley Austin LLP is serving as U.S legal advisor to the Special Committee. McLaughlin & Stern, LLP is serving as U.S. legal advisor to Mr. Minhua Chen, Mrs. Yanling Fan and Acquisition, and Shearman & Sterling LLP is serving as U.S. legal advisor to ROTH Capital Partners, LLC.

Additional Information about the Transaction

The Company will file with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K regarding the transaction, which will include the Merger Agreement and related documents. All parties desiring details regarding the transaction are urged to review these documents, which are available at the SEC’s website (http://www.sec.gov).

The Company will file a proxy statement with the SEC in connection with the Special Meeting to approve the proposed Merger. In addition, certain participants in the proposed transaction will prepare and mail to the Company’s stockholders a Schedule 13E-3 transaction statement. These documents will be filed with the SEC as soon as practical. INVESTORS AND STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THESE MATERIALS AND OTHER MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ACQUISITION, THE COMPANY, THE PROPOSED MERGER, THE PERSONS SOLICITING PROXIES IN CONNECTION WITH THE PROPOSED MERGER ON BEHALF OF THE COMPANY AND THE INTERESTS OF THOSE PERSONS IN THE PROPOSED MERGER AND RELATED MATTERS. In addition to receiving the proxy statement and Schedule 13E-3 transaction statement by mail, stockholders also will be able to obtain these documents, as well as other filings containing information about the Company, the proposed Merger and related matters, without charge, from the SEC’s website (http://www.sec.gov) or at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. In addition, these documents can be obtained, without charge, by contacting the Company at China Yida Holding, Co., 28/F Yifa Building, No. 111 Wusi Road, Fuzhou, Fujian, P. R. China telephone: 86 (591) 2830 2230. E-mail: jocelynchen@yidacn.net.

The Company and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be "participants" in the solicitation of proxies from the Company’s stockholders with respect to the proposed Merger. Information regarding the persons who may be considered "participants" in the solicitation of proxies will be set forth in the proxy statement and Schedule 13E-3 transaction statement relating to the proposed Merger when it is filed with the SEC. Additional information regarding the interests of such potential participants will be included in the proxy statement and Schedule 13E-3 transaction statement and the other relevant documents filed with the SEC when they become available.

This announcement is neither a solicitation of a proxy nor an offer to purchase nor a solicitation of an offer to sell any securities. This announcement is also not a substitute for any proxy statement or other filings that may be made with the SEC should the proposed Merger go forward.

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About China Yida

China Yida is a leading tourism enterprise focused on China’s fast-growing leisure industry and headquartered in Fuzhou City, Fujian province of China.  The Company provides tourism management services and specializes in the development, management and operation of natural, cultural and historic scenic sites.

China Yida currently operates the Hua’An Tulou tourist destination (World Culture Heritage),China Yunding Park (National Park), China Yang-sheng (Nourishing Life) Paradise and the City of Caves.

For further information, please contact the Company directly, or visit its Web site at http://www.yidacn.net.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this announcement may be viewed as "forward-looking statements" within the meaning of Section 27A of U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Act of 1934, as amended.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual performance, financial condition or results of operations of the Company to be materially different from any future performance, financial condition or results of operations implied by such forward-looking statements.  Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company’s periodic filings with the SEC, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2014, as amended. The accuracy of these statements may be affected by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated.  The Company undertakes no ongoing obligation, other than that imposed by law, to update these statements.

This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company’s future performance, operations and products.

A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments, in particular, whether and when the transactions contemplated by the Merger Agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: any conditions imposed on the parties in connection with consummation of the transactions described herein; adoption of the Merger Agreement by our stockholders; satisfaction of various other conditions to the closing of the transactions described herein; and the risks that are described from time to time in our reports filed with the SEC.

Contacts:

China Yida Holding, Co.

Jocelyn Chen

Phone: +86 591 28082230

Email: jocelynchen@yidacn.net

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